Exhibit 99.1

Media Contact:
Robin J. Lampe, Protection One
Phone: 785.856.9350

Investor Contact:
Darius G. Nevin, Protection One
Phone: 785.856.9368

Media Contact: Robin J. Lampe, Protection One – 785.856.9350

Investor Contact: Darius G. Nevin, Protection One – 785.856.9368

PROTECTION ONE ANNOUNCES SECOND QUARTER FISCAL 2005 RESULTS

Company to conduct conference call to review results Friday, August 12, at 10 a.m. EDT

LAWRENCE, Kan., August 11, 2005 — Protection One, Inc. (OTCBB: PONN), one of the leading providers of security monitoring services in the United States, today reported unaudited financial results for the second quarter ended June 30, 2005.

Richard Ginsburg, President and CEO, commented, “I am pleased to report our recurring monitoring revenue held steady at $19.9 million during the second quarter of 2005.  In achieving this key goal, our Protection One Monitoring reporting unit delivered 12% more retail recurring revenue additions in the second quarter of 2005 than in the first quarter of this year and 11% more than in the second quarter of 2004.  We continue to improve our nationwide capability to attract long-term residential and commercial customers.”

Second Quarter Fiscal 2005 Results

The Company realized monitoring and related services revenues of $61.5 million, compared to $61.8 million in the second quarter of fiscal 2004, a decrease of 0.5%.  For comparison purposes, monitoring and related services revenues for the quarter ended June 30, 2004 decreased by 3.5% compared to the same period in 2003.  Slight declines in the Company’s customer base since June 30, 2004 have been almost completely offset by higher recurring monthly revenue per account added, and by pricing adjustments to existing accounts.

Total revenues were $65.4 million compared to $67.3 million in the second quarter of fiscal 2004.  Most of this decline is attributable to lower amortization of previously deferred installation revenues which were reduced by push-down accounting adjustments (see “Push-Down Accounting”

below for an explanation of why the Company adopted push-down accounting and a description of the impact of push-down accounting on the Company’s financial statements).

Net loss was $(7.9) million, or $(0.43) per share, compared to $(16.6) million, or $(8.45) per share, in the second quarter of fiscal 2004.  The per share calculation for the second quarter of 2004 has been adjusted to give retroactive effect to the one-share-for-fifty shares reverse stock split.

Reflecting the one-share-for-fifty-shares reverse stock split and the debt-for-equity exchange, the weighted average number of outstanding shares was 18,198,571 in the second quarter of 2005, compared to 1,965,654 in the second quarter of fiscal 2004.

First Half Fiscal 2005 Results

The Company realized monitoring and related services revenues of $26.5 million in the 39-day period commencing January 1, 2005 and ending with and including February 8, 2005 (the “pre-push down period”) and $96.6 million in the 142-day period beginning after that date and ending on June 30, 2005, utilizing the new basis of accounting (the “post-push down period”).  These revenues for the six months ended June 30, 2005, which were not affected by the push down accounting adjustments, decreased by 0.5% compared to the $123.7 million of monitoring and service revenues realized in the same period one year ago.  For comparison purposes, monitoring and related services revenues for the six months ended June 30, 2004 decreased by 4.2% compared to the same period in 2003.

Total revenues in the pre- and post-push down periods were $28.5 million and $102.4 million, respectively, and were $134.4 million in the first six months of fiscal 2004.

Net loss in the pre- and post-push down periods in the first half of fiscal 2005 was $(11.4) million, or $(5.80) per share, and $(11.1) million, or $(0.61) per share, respectively, and was $(326.0) million, or $(165.81) per share, in the first half of fiscal 2004.  The per share calculation for the first half of 2004 has been adjusted to give retroactive effect to the one-share-for-fifty shares reverse stock split.  The net loss in the first half of fiscal 2004 included a $285.9 million, or $(145.42) per share, non-cash charge against income to establish a valuation allowance for non-realizable deferred tax assets resulting from the sale of the Company, which ended the Company’s participation in a consolidated tax group with its former parent company.

Reflecting the one-share-for-fifty-shares reverse stock split and the debt-for-equity exchange, the weighted average number of outstanding shares was 18,198,571 in the post-push down period and 1,965,654 million in the pre-push down period and in the first half of fiscal 2004.

Recurring Monthly Revenue

Recurring monthly revenue (“RMR”) as of June 30, 2005 was $19.9 million, equal to RMR as of June 30, 2004. This stabilization is a result of the Company’s efforts to reduce attrition, add new customers, and the introduction of various pricing initiatives.  For comparison purposes, RMR as of June 30, 2004 had decreased by 3.4% compared to RMR of $20.6 million as of June 30, 2003.  In the second quarter of fiscal 2005, the Company’s Protection One Monitoring reporting unit added $491,000 of retail RMR, 11.0% more than it added in the second quarter of 2004.  In the first half of fiscal 2005, the Protection One Monitoring reporting unit added $929,000 of retail RMR, 7.4% more than it added in the first half of fiscal 2004.  See “Non-GAAP Reconciliations” below for a reconciliation of RMR to reported revenue.

Customer Attrition

The annualized customer attrition rate in the second quarter of fiscal 2005 for the Protection One Monitoring reporting unit (excluding wholesale) was 12.6%, compared to 12.5% during the second quarter of fiscal 2004.  On a trailing twelve months basis ending June 30, 2005, the customer attrition rate for the Protection One Monitoring reporting unit (excluding wholesale) decreased to 12.7% in 2005 from 13.9% in 2004, reflecting the Company’s increased focus on improving customer retention.  The annualized customer attrition rate for the Company’s Network Multifamily reporting unit in the second quarter of fiscal 2005 was 7.0%, compared to 6.3% in the second quarter of fiscal 2004 and, on a trailing twelve months basis ending June 30, was 6.3% in 2005 compared to 6.0% in 2004, reflecting an increase in contract buyouts and termination of contracts eligible for renewal.

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, amortization and other items (“Adjusted EBITDA”) in the second quarter of fiscal 2005 was $21.2 million, down from $22.1 million in the second quarter of fiscal 2004, primarily due to the expansion of our organic retail sales programs which reduced EBITDA due to the expensing of certain sales overhead costs.

Adjusted EBITDA in the pre- and post-push down periods in the first half of fiscal 2005 was $9.0 million and $33.5 million, respectively, and was $43.6 million in the first half of fiscal 2004.

See “Non-GAAP Reconciliations” below for a reconciliation of Adjusted EBITDA to reported net loss and a discussion of certain uses and limitations related to Adjusted EBITDA.

Balance Sheet

Total debt reflected on the Company’s balance sheet as of June 30, 2005, net of discounts, was $322.4 million, compared to total debt on December 31, 2004, including premiums, of $505.8 million.  The face value of debt outstanding on June 30, 2005 was $345.3 million, 31.7% lower than the $505.5 million outstanding on December 31, 2004.

The Company’s cash and equivalents as of June 30, 2005 were $11.5 million, compared to $52.5 million at the end of 2004.

Push-Down Accounting

On February 8, 2005, as previously reported, the Company consummated a debt-for-equity exchange with affiliates of Quadrangle Group LLC that resulted in Quadrangle reducing the aggregate principal amount outstanding under the Company’s credit facility with Quadrangle by $120 million in exchange for 16 million shares of the Company’s common stock. The issuance of the new shares, together with shares already owned by Quadrangle, resulted in Quadrangle owning approximately 97.3% of the Company’s common stock.

As a result of Quadrangle’s increased ownership interest from the February 8, 2005 debt-for-equity exchange, the Company has ‘‘pushed down’’ Quadrangle’s basis to a proportionate amount of its underlying assets and liabilities acquired, based on the estimated fair market values of the assets and liabilities. These estimates of fair market value are preliminary and are therefore subject to further refinement.  It is important to note that the “push down” accounting adjustments did not impact cash flows.

Due to the impact of the changes resulting from the push down accounting adjustments described above, some results in 2005 may not be comparable to results achieved in 2004. Therefore, the income statement presentation of the Company’s results for the six months ended June 30, 2005 accompanying this release and to be included in the Company’s Form 10-Q for the quarterly period ended June 30, 2005 (and in subsequent filings) separates the Company’s results into two periods:  (1) the 39-day period commencing January 1, 2005 and ending with and including the February 8, 2005 consummation of the debt-for-equity exchange and (2) the 142-day period beginning after that date and ending on June 30, 2005, utilizing the new basis of accounting.

Non-GAAP Reconciliations

Adjusted EBITDA

Adjusted EBITDA is used by management in evaluating operating performance and allocating resources, and management believes it is used by many analysts who follow the security industry.  Management also believes that presentation of Adjusted EBITDA with standard GAAP financial measures is useful because such measures collectively allow investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner.  Adjusted EBITDA should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as income (loss) before income taxes or cash flow from operations.  Items excluded from Adjusted EBITDA are significant components in understanding and assessing the consolidated financial performance of the Company. For example, Adjusted EBITDA does not reflect historical or future interest expense, principal payments, changes in working capital needs, cash requirements for the replacement of certain assets that are being depreciated or amortized or for other capital expenditures, or certain event-related expenses such as change in control, debt restructuring, retention bonus or sale-related expenses.  Accordingly, EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.  The Company’s calculation of Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited.  See the table below for the reconciliation of Adjusted EBITDA to consolidated loss before income taxes.

	Consolidated
	(dollar amounts in thousands)
	2005		2004
	February 9 through June 30	January 1 through February 8	Six Months Ended June 30,
Loss before income taxes	$(10,939)	$(11,370)	$(47,620)
Plus:
Interest expense	15,362	4,544	22,118
Amortization of intangibles and depreciation expense	20,080	6,638	39,335
Amortization of deferred costs in excess of amortization of deferred revenues	2,916	2,837	9,937
Reorganization costs (a)	—	6,374	19,937
Loss on retirement of debt	6,657	—	—
Less:
Other expense (income)	(550)	(15)	(83)
Adjusted EBITDA	$33,526	$9,008	$43,624

(a)           Reorganization costs for 2005 include fees paid upon completion of the restructuring transactions, key employee retention plan payments and legal fees.  Reorganization costs for 2004 include change of control and debt restructuring expense.

	Consolidated
	Three Months Ended June 30,
	2005	2004
	(dollar amounts in thousands)
Loss before income taxes	$(7,733)	$(16,560)
Plus:
Interest expense	8,457	11,046
Amortization of intangibles and depreciation expense	12,604	19,675
Amortization of deferred costs in excess of amortization of deferred revenues	2,038	5,172
Change in control and debt restructuring costs	—	2,807
Loss on retirement of debt	6,068	—
Less:
Other (income) expense	(267)	(72)
Adjusted EBITDA	$21,167	$22,068

Recurring Monthly Revenue

The Company believes the presentation of recurring monthly revenue is useful to investors because the measure is used by investors and lenders to evaluate companies such as Protection One with recurring revenue streams.  Management monitors recurring monthly revenue, among other things, to evaluate the Company’s ongoing performance.

The table below reconciles recurring monthly revenue to revenues reflected on the consolidated statements of operations.

	Feb. 9, through June 30,	Six Months Ended June 30,
	2005	2004
	(dollar amounts in millions)
Recurring Monthly Revenue at June 30	$19.9	$19.9
Amounts excluded from RMR:
Amortization of deferred revenue	0.3	0.7
Other revenues (a)	1.9	2.1
Revenues (GAAP basis):
June	22.1	22.7
February 9 – May 31, 2005	80.3	—
January – May, 2004	—	111.7
Total period revenue	$102.4	$134.4

(a) Revenues not pursuant to monthly contractual billings.

Conference Call and Webcast

Protection One will host a conference call and audio webcast August 12, 2005 at 10 a.m. EDT to review these results. The call may be accessed by dialing (800) 289-0493 (inside the United States and Canada) or via a webcast at www.ProtectionOne.com. The reference code associated with the call is 3800945.

A webcast replay will be available shortly after the call at www.ProtectionOne.com. A telephonic replay of the call also will be available until August 26, 2005. To listen to the telephonic replay, dial (719) 457-0820 or (888) 203-1112 and enter the following passcode: 3800945.

Protection One, Inc. is one of the largest providers of security monitoring services in the United States.  Including its Network Multifamily subsidiary, a leading security provider to the multifamily housing market, Protection One provides monitoring and related security services to more than one million residential and commercial customers.  For more information about Protection One, visit http://www.ProtectionOne.com.

Forward-looking Statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words or phrases such as “we believe,” “we anticipate,” “we expect” or words of similar meaning. Forward-looking statements may describe our future plans, objectives, expectations or goals. Such statements may address future events and conditions concerning customer retention, debt levels, debt service capacity, revenue stabilization and stabilization of our customer account base. Our actual results may differ materially from those discussed here as a result of numerous factors, including our significant debt obligations, net losses and competition. See our Annual Report on Form 10-K, as amended, for the year ended December 31, 2004, which the Company filed with the SEC on March 17, 2005, and amended on March 24, 2005, and our Quarterly Report on form 10-Q for the quarter ended March 31, 2005, filed with the SEC on May 16, 2005, for a further discussion of factors affecting our performance. Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

PROTECTION ONE, INC. AND SUBSIDIARIES

Summary Income Statement and Cash Flow Data

(Dollars in thousands, except for per share amounts)

(Unaudited)

	2005		2004
	February 9 – June 30	January 1 – February 8	January 1 – June 30
Revenues:
Monitoring and related services	$96,624	$26,455	$123,702
Other	5,728	2,088	10,703
Total revenues	102,352	28,543	134,405

Cost of revenues:
Monitoring and related services	26,895	7,400	34,334
Other	7,660	3,314	15,216
Total cost of revenues	34,555	10,714	49,550

Operating expenses:
Selling	11,423	3,989	15,561
General and administrative	25,764	8,104	35,607
Change of control and debt restructuring costs	—	5,939	19,937
Amortization and depreciation	20,080	6,638	39,335
Total operating expenses	57,267	24,670	110,440
Operating income (loss)	10,530	(6,841)	(25,585)
Other (income) expense:
Interest expense	13,411	2,602	13,203
Related party interest	1,951	1,942	8,915
Loss on retirement of debt	6,657	—	—
Other	(550)	(15)	(83)
Loss before income taxes	(10,939)	(11,370)	(47,620)
Income tax expense	(194)	(35)	(278,379)
Net loss	$(11,133)	$(11,405)	$(325,999)

Basic and diluted per share information:
Net loss per common share	$(0.61)	$(5.80)	$(165.81)

Weighted average common shares outstanding (in thousands)	18,199	1,966	1,966

Cash Flow Data:

Net cash provided by operating activities	$12,065	$3,710	$7,770

Net cash used in investing activities	$(5,380)	$(2,473)	$(12,980)

Net cash provided by (used in) financing activities	$(48,950)	$—	$220

PROTECTION ONE, INC. AND SUBSIDIARIES

Summary Income Statement and Cash Flow Data

(Dollars in thousands, except for per share amounts)

(Unaudited)

	Three Months Ended June 30,
	2005	2004
Revenues:
Monitoring and related services	$61,502	$61,828
Other	3,939	5,446
Total revenues	65,441	67,274

Cost of revenues:
Monitoring and related services	16,967	16,864
Other	5,235	7,875
Total cost of revenues	22,202	24,739

Operating expenses:
Selling	7,627	8,143
General and administrative	16,483	17,496
Change of control and debt restructuring costs	—	2,807
Amortization and depreciation	12,604	19,675
Total operating expenses	36,714	48,121
Operating income (loss)	6,525	(5,586)
Other (income) expense:
Interest expense	7,881	6,747
Related party interest	576	4,299
Loss on retirement of debt	6,068	—
Other	(267)	(72)
Loss before income taxes	(7,733)	(16,560)
Income tax expense	(158)	(56)
Net loss	$(7,891)	$(16,616)

Basic and diluted per share information:
Net loss per common share	$(0.43)	$(8.45)

Weighted average common shares outstanding (in thousands)	18,199	1,966

PROTECTION ONE, INC. AND SUBSIDIARIES

Summary Balance Sheets

(Dollars in thousands)

(Unaudited)

	June 30, 2005	December 31, 2004
ASSETS
Current assets, net	$49,921	$96,563
Property and equipment, net	21,950	31,152
Customer accounts, net	251,049	176,155
Goodwill	12,160	41,847
Trade name	25,812	—
Deferred customer acquisition costs	53,764	107,310
Other	12,384	8,017
Total Assets	$427,040	$461,044

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY IN ASSETS)
Total current liabilities	$64,732	$469,123
Long-term debt, net of current portion	320,044	110,340
Deferred customer acquisition revenue	27,970	57,433
Other liabilities	1,665	1,757
Total Liabilities	414,411	638,653
Stockholders’ Equity (Deficiency in Assets)	12,629	(177,609)
Total Liabilities and Stockholders’ Equity (Deficiency in Assets)	$427,040	$461,044